EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77D:
  Policies with respect to security investments

EXHIBIT B:
  Attachment to item 77I:
  Terms of new or amended securities
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EXHIBIT A:
Exhibit A: Attachment to item 77D:
Policies with respect to security investment


At the Regular Meeting of the Board of Trustees of Harris Insight Funds Trust held on October 30, 2001 the Board adopted, pursuant to Rule 35d-1 under the Investment Company Act of 1940, as amended, the following revised investment policies which became effective on May 1, 2002 and were not required to be approved by a vote of shareholders:

EQUITY INCOME

The Fund normally invests at least 80% of its assets in common stocks that can be found in the S&P 500 or other attractive issues. These stocks are of larger capitalization companies (i.e., companies with market capitalization in excess of $1 billion).

EQUITY

The Fund normally invests at least 80% of its assets in common stocks. These stocks are of larger capitalization companies
(i.e., companies with market
capitalization in excess of $1 billion).

CORE EQUITY

The Fund normally invests at least 80% of its assets in common stocks. These stocks are of larger capitalization companies
(i.e., companies with market
capitalization in excess of $1 billion).

SMALL-CAP VALUE

The Fund normally invests at least 80% of its assets in the securities of smaller capitalization companies (i.e., companies that fall in the lowest 15% of publicly traded companies listed in the U.S.
determined by market capitalization).
These securities tend to be represented in the Russell 2000 Value Index, an index of companies with a median market capitalization of $750 million, that is a popular measure of the stock price performance of small companies that have a lower price-to-book ratio and/or forecasted earnings growth.

SMALL-CAP OPPORTUNITY

The Fund normally invests at least 80% of its assets in the securities of smaller capitalization companies (i.e., companies that fall in the lowest 15% of publicly traded companies listed in the U.S.
determined by market capitalization).
These securities tend to be represented in the Russell 2000 Small Stock Index, an index of companies with a median market capitalization of $850 million, that is a popular measure of the stock price performance of small companies.

LARGE-CAP AGGRESSIVE GROWTH

The Fund normally invests at least 80% of its total assets in equity securities of companies that the adviser believes offer superior prospects for aggressive growth, i.e., issues with the potential for accelerated earnings or revenue growth relative to the broader stock market. The
Fund will invest in companies that fall in the top 50% of U.S. publicly traded companies, determined by market capitalization. The Fund will invest primarily in U.S. equity securities and may also invest in foreign issues both directly and through depositary receipts.

SMALL-CAP AGGRESSIVE GROWTH

The Fund normally invests at least 80% of its total assets in equity securities of companies that the adviser believes offer superior prospects for aggressive growth, i.e., issues with the potential for accelerated earnings or revenue growth relative to the broader stock market. The
Fund will invest in companies that fall in the lowest 75% of U.S. publicly traded companies, determined by market capitalization. The Fund will invest primarily in U.S. equity securities and may also invest in foreign issues both directly and through depositary receipts.

EMERGING MARKETS

The Fund normally invests at least 80% of its assets in equity securities of issuers located in emerging markets countries.

TECHNOLOGY

The Fund normally invests at least 80% of its assets in equity securities of companies that the adviser believes offer superior prospects for growth and that are either principally engaged in the research, development, manufacture, or distribution of various technological products, services, processes, advances, or improvements, or may benefit significantly from scientific or technological advances. Technology-related sub-sectors include, but are not limited to, applied technology, biotechnology, telecommunications, computers and peripheral products, electronics, Internet and information technology services and consulting, networking, software, and television and video equipment and services. The Fund may invest in companies of any size, including IPOs, and may invest in foreign issues both directly and through depositary receipts. The Fund's investments in IPOs may result in periods of performance that may not be duplicated during periods in which the Fund does not invest in IPOs.

CONVERTIBLE SECURITIES

The Fund normally invests at least 80% of its assets in convertible securities.

BOND

The Fund normally invests at least 80% of its assets in bonds and similar fixed income securities.

SHORT/INTERMEDIATE BOND

The Fund normally invests at least 80% of its assets in bonds with a short/intermediate-term average maturity.

INTERMEDIATE GOVERNMENT BOND

The Fund normally invests at least 80% of its assets in U.S. government securities, Mortgage-backed securities issued by U.S.
government agencies, Repurchase agreements collateralized by U.S. government securities.




EXHIBIT B:
Attachment to item 77I:
Terms of new or amended securities

SERVICE SHARES

	The Trust's Declaration of Trust authorizes the Trustees to issue an unlimited number of full and fractional shares of beneficial interest, $.001 par value, and to create one or more classes of these shares. Pursuant thereto, the Trustees have authorized the issuance of Service Shares, which are offered by the Harris Insight Tax-exempt Money Market Fund, Harris Insight Money Market Fund and Harris Insight Government Money Market Fund (the "Funds").

The Funds have adopted a Service Plan for Service Shares of the Funds that provides for the Funds to pay service fees of up to 0.25% per annum of the average daily net asset value of the Funds' Service Shares. This Service Plan does not authorize payments under the Plan to be made for distribution purposes and was not adopted under Rule 12b-1.

The Funds have also adopted a Rule 12b-1 Plan for Service
Shares of the
Funds that provides for the Funds to pay 12b-1 fees of up to 0.15% per annum of the average daily net asset value of the Funds' Service Shares.

	Each of the Funds may also pay program administration Fees of up to 0.50% (annualized) of the average daily net assets of the Fund's Service Shares to institutions that provide checkwriting, debit or credit card, bill payment, and other ancillary services to participants in cash management account programs offered by broker dealers.

	Shareholders of a Fund are entitled to that number of votes that is equal to the number of whole shares and fractional shares held multiplied by the net asset value of one share of that Fund in United States dollars determined at the close of business on the record date (for example, a share having a net asset value of $10.50 would be entitled to 10.5 votes). Generally, all shares of the Trust will be voted with other shares of the Trust and will be voted in the aggregate, and not by Fund or class, except where voting by Fund or class is required by law or where the matter involved affects only one Fund or class. As used in the Prospectuses and the Statement of Additional Information, the term "majority," when referring to the approvals to be obtained from shareholders in connection with general matters affecting the Funds (e.g., election of Trustees and ratification of independent accountants), means the vote of the lesser of (i) 67% of the Trust's shares represented at a meeting if the holders of more than 50% of the outstanding shares are present in person or by proxy, or (ii) more than 50% of the Trust's outstanding shares. The term "majority," when referring to the approvals to be obtained from shareholders in connection with matters affecting a single Fund or any other single Fund (e.g., annual approval of advisory contracts), means the vote of the lesser of
(i) 67% of the shares of the Fund represented at a meeting if the holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (ii) more than 50% of the outstanding shares of the Fund.

	Each share of a Fund represents an equal proportionate interest in that Fund with each other share of the same Fund and is entitled to such dividends and distributions out of the income earned on the assets belonging to that Fund as are declared in the discretion of the Trust's Board of Trustees. Notwithstanding the foregoing, each class of shares of each Fund bears exclusively the expense of fees paid to Service Organizations with respect to that class of shares. In the event of the liquidation or dissolution of the Trust (or a Fund), shareholders of each Fund (or the Fund being dissolved) are entitled to receive the assets attributable to that Fund that are available for distribution, and a distribution of any general assets not attributable to a particular Fund that are available for distribution in such manner and on such basis as the Trustees in their sole discretion may determine.

	Shareholders are not entitled to any preemptive rights. All shares, when issued, will be fully paid and non-assessable by the Trust.

	The Trust may dispense with annual meetings of shareholders in any year in which Trustees are not required to be elected by shareholders. It is anticipated generally that shareholder meetings will be held only when specifically required by federal or state law. Shareholders have available certain procedures for the removal of Trustees.

	Under Massachusetts law, shareholders of a business trust may, under certain circumstances, be held personally liable for the trust's obligations. However, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which both the trust itself was unable to meet its obligations and inadequate insurance existed. To guard against this risk, the Trust's Declaration of Trust contains an express disclaimer of shareholder liability for acts or obligations of the Trust and provides for indemnification out of Trust property of any shareholder held personally liable for obligations of the Trust.